EXHIBIT 10.109

MATTEL, INC.

KEY EXECUTIVE LIFE INSURANCE PLAN

1. Purpose

The purpose of the Mattel, Inc. Key Executive Life Insurance Plan (the “Plan”) is to create a plan under which Mattel, Inc. (“Mattel”) can assist certain of its Executives in acquiring life insurance coverage.

2. Definitions

For purposes of this Plan, the following terms have the meanings set forth below:

Section 2.01 Agreement means the Agreement executed by a Participant implementing the terms of this Plan.

Section 2.02 Alternative Death Benefit Amount means, with respect to a Participant, an amount that, after subtracting any Mattel federal, state, and local income tax savings resulting from the deductibility of the payment for corporate tax purposes, is equal to the Participant’s Coverage Amount. The Alternative Death Benefit Amount shall be determined at the time the payment is to be made, based on Mattel’s federal, state and local income tax rate (calculated at the highest marginal tax rate then applicable to Mattel, net of any federal deduction for state and local taxes) at the time of the payment, and shall be determined by Mattel.

Section 2.03 Assignee means that person or entity to whom the Participant has assigned his or her interest in the Policy by designating such Assignee on forms provided by Mattel.

Section 2.04 Basic Coverage Amount means the insurance death benefit amount specified as such in the Participant’s Agreement.

Section 2.05 Change in Control means a Change in Control of Mattel, as such term is defined in the Mattel, Inc. Deferred Compensation Benefit Plans Trust Agreement executed on July 17, 1996 and amended thereafter.

Section 2.06 Committee means the Compensation/Options Committee of the Board of Directors of Mattel.

Section 2.07 Effective Date means June 1, 1997.

Section 2.08 Executive means an employee of Mattel who the Plan Administrator determines is eligible to participate in the Plan.

Section 2.09 Insurer means, with respect to a Participant’s Policy, the insurance company issuing the Policy on the Participant’s life pursuant to the provisions of the Plan.

Section 2.10 Optional Coverage Amount means the insurance death benefit amount specified as such in the Participant’s Agreement.

Section 2.11 Participant means an eligible Executive who elects to participate in the Plan.

Section 2.12 Permanent Policy means a Participant’s Policy that is projected to have Policy cash values at least equal to the Participant’s Coverage Amount when the Participant reaches age 95 and a Policy death benefit equal to at least 125% of the sum of the Participant’s Basic and Optional Coverage Amounts at all times prior to the Maturity Date, considering premiums paid prior to the time the determination is made, as well as future projected premiums. The determination shall be made by Mattel based on projections provided by the Insurer or its agent. Projections shall be based on then current mortality charges and a gross crediting rate on policy cash values of 5%.

Section 2.13 Plan Administrator means the Committee.

Section 2.14 Policy means the life insurance coverage acquired on the life of the Participant by the owner of the Policy.

Section 2.15 Policy Surrender Value means, with respect to a Participant’s Policy, the actual cash surrender value of the Policy, net of any applicable surrender charges, that would be available upon a complete surrender of the Policy.

Section 2.16 Premium means, with respect to a Participant’s Policy, the amount paid to the Insurer with respect to a Participant’s Policy.

Section 2.17 Vested Executive means an Executive who is either: (i) age 55 or older and who has five or more Years of Service; or (ii) vested in benefits payable under the Mattel, Inc. Supplemental Executive Retirement Plan.

Section 2.18 Years of Service shall have the definition specified in the Mattel, Inc. Supplemental Executive Retirement Plan.

3. Eligibility and Coverage Amount

The eligibility of an Executive, as well as the applicable Basic and Optional Coverage Amount, will be determined by the Plan Administrator.

If, during the insurance application and underwriting process, it is determined that the Executive’s health is such that the cost of the insurance would be prohibitive, the Plan Administrator, in its sole discretion, may determine that the Executive will not be eligible to participate in the Plan, provide a reduced Basic and/or Optional Coverage Amount, or take any other action it deems appropriate.

4. Type of Coverage

A Participant will be provided with life insurance coverage on the Participant’s life equal to the Basic Coverage Amount. A Participant will be able to choose additional coverage equal to the Participant’s Optional Coverage Amount.

5. Payment of Premiums

Section 5.01 Mattel Payments. Subject to Sections 7.01, 7.02, 12.01 and 12.02, Mattel shall pay all Policy Premiums necessary to maintain the Policy death benefit at a level at least equal to the Participant’s Basic Coverage Amount and, if elected, Optional Coverage Amount.

Section 5.02 Pre-Retirement Participant Payments. Any Participant electing Optional Coverage shall be required to contribute towards the cost of such coverage by paying an amount equal to the one year term cost for the coverage, determined based on the Participant’s age at the beginning of the Policy year, the Insurer’s published one year term rates in effect at the beginning of the Policy year, and the Participant’s Optional Coverage Amount under the Plan. The amount shall be determined pursuant to the guidelines set forth in Revenue Ruling 66-110 and Revenue Ruling 67154, and shall be conclusively determined by the Plan Administrator.

Section 5.03 Post-Retirement Participant Payments. If a Participant terminating employment qualifies as a Vested Executive, then the Participant can elect, at that time, to maintain his/her Optional Coverage Amount by paying to Mattel each year an amount equal to the Insurer’s mortality charges then applicable to the Participant’s Optional Coverage Amount. The amount shall be conclusively determined by the Plan Administrator.

6. Policy Ownership

Section 6.01 Ownership. Mattel shall be the owner of a Participant’s Policy and shall be entitled to exercise the rights of ownership, except that the following rights shall be exercisable by the Participant (or Assignee): (i) the right to designate the beneficiary or beneficiaries to receive payment of the portion of the death benefit under the Participant’s Policy equal to the Basic Coverage Amount and, if elected, Optional Coverage Amount; and (ii) the right to assign any part or all of the Participant’s rights under the Policy to any person, entity or trust by the execution of a written instrument prescribed by Mattel that is delivered to Mattel. Also, except as provided in Section 7, Mattel shall not borrow from, hypothecate, surrender in whole or in part, cancel, or in any other manner encumber a Participant’s Policy without the prior written consent of the Participant (or Assignee).

Section 6.02 Possession of Policy. Mattel shall keep possession of the Policy. Mattel agrees to make the Policy available to the Participant (or Assignee) or to the Insurer at such times as, and on such terms as, Mattel determines for the sole purposes of endorsing or filing any change of beneficiary or assignment on the Policy.

7. Termination Events

Section 7.01 Termination Events. Except as provided in Section 7.02, Mattel’s obligation to pay Premiums with respect to a Participant’s Policy shall terminate:

a. Automatically upon the death of the Participant.

b. Upon the written action of the Plan Administrator if the Participant terminates employment with Mattel (or any subsidiary or affiliate of Mattel) prior to being a Vested Executive.

c. Upon the mutual agreement of Mattel and the Participant (or Assignee).

Section 7.02 Irrevocable Obligation. Notwithstanding any other provision of the Plan, (i) Mattel’s obligation to pay Policy Premiums for a Participant who meets the requirements for a Vested Executive shall be irrevocable while such person is employed by Mattel and shall remain irrevocable thereafter; and (ii) Mattel’s obligation to pay Policy Premiums for a Participant who obtains an irrevocable right pursuant to the provisions of Section 9 hereof relating to Change in Control thereafter shall be irrevocable.

Section 7.03 Allocation of Death Benefit. In the event of a termination due to the death of the Participant, the death benefit under the Participant’s Policy shall be divided as follows:

a. The beneficiary or beneficiaries of the Participant (or Assignee) shall be entitled to receive an amount equal to the Basic Coverage Amount and, if elected, Optional Coverage Amount.

b. Mattel shall be entitled to receive the excess of the death benefit.

Mattel agrees to execute an endorsement to the Policy issued to it by the Insurer providing for the division of the death benefit in accordance with the provisions of this Section.

Notwithstanding the provisions of this Section, if the Policy death benefit becomes payable while there is an Alternative Death Benefit Election in effect for the Participant pursuant to Section 8, then the entire Policy death benefit shall be paid to Mattel.

Section 7.04 Disposition of Policy. If a Participant’s Agreement terminates under Section 7.01(b) or (c), the Participant (or Assignee) may acquire the Participant’s Policy from Mattel by paying Mattel an amount equal to the Policy Surrender Value (or any lesser amount determined by the Plan Administrator). In order to exercise this right, the person entitled to exercise the right shall notify Mattel, in writing, of the intention to exercise the option to purchase the policy within sixty (60) days following the event of termination. If Mattel is so notified, Mattel shall, within thirty (30) days after being notified, provide a written notice to the Participant (or Assignee) indicating the payment amount required. Within thirty (30) days after receiving such notice from Mattel, the Participant (or Assignee) shall make the required payment to Mattel. If the payment is not made within the required time, the right to acquire the Policy shall terminate. If the required payment is received on a timely basis, Mattel shall submit to the Insurer, within thirty (30) business days after receiving the payment, the forms required to transfer the Policy ownership to the Participant (or Assignee). If the Participant (or Assignee) does not exercise his or her rights to acquire the Participant’s Policy, the Participant’s (or Assignee’s) rights under the Plan shall terminate, and Mattel thereafter, may take any action it deems appropriate with respect to the Participant’s Policy free from any restrictions or limitations imposed by the Plan.

Section 7.05 Termination of Optional Coverage Amount. In addition to the termination events specified in Section 7.01, any Optional Coverage Amount shall terminate if the Participant (or Assignee) fails to pay the applicable premium amount specified in Sections 5.02 and 5.03 within sixty (60) days following written notice by Mattel to the Participant (and, if applicable, Assignee) of the amount payable.

8. Alternative Death Benefit Election

A Participant (or Assignee) may elect to receive an Alternative Death Benefit in lieu of the insurance benefit provided under the Plan. The Alternative Death Benefit shall be paid by Mattel from the general funds of Mattel, and shall not constitute an insurance benefit. It shall be paid by Mattel to the Participant’s (or Assignee’s) beneficiary at the Participant’s death. The amount of the payment shall be equal to the Alternative Death Benefit Amount. As long as an Alternative Death Benefit Election is in effect, the beneficiary or beneficiaries of the Participant (or Assignee) shall receive the Alternative Death Benefit only, and shall not be entitled to receive any portion of any death benefits that become payable under the Participant’s Policy, and the Participant (or Assignee) shall cooperate with Mattel in effecting a change of beneficiary of the Participant’s Policy to achieve such result.

An election under this Section may be revoked. Any election (or revocation of an election) shall be in writing and shall be effective when received by Mattel. A Participant (or Assignee) shall not be limited in the number of times an Alternative Death Benefit Election can be made (or revoked).

9. Change in Control

If there is a Change in Control:

a. the Plan and Mattel’s obligation to pay Policy Premiums hereunder shall become irrevocable for all Participants in the Plan at the time of the Change in Control;

b. Mattel immediately shall transfer the ownership of all Participants’ Policies to an irrevocable trust to: 1) pay any premiums projected to be payable on all Participants’ Policies after the Change in Control, in order to qualify each Participant’s Policy as a Permanent Policy, and 2) pay any Alternative Death Benefit that becomes payable under Section 8 of this Plan; and

c. Mattel immediately shall fund such irrevocable trust with an amount sufficient to pay all necessary projected future premiums for all Participants’ Policies in order to qualify each Participant’s Policy as a Permanent Policy.

Notwithstanding the creation and funding of an irrevocable trust in accordance with the provisions of this Section, Mattel, or its successor, shall continue to be responsible for the premium costs associated with the

Participants’ Policies and any Alternative Death Benefits payable under Section 8, if such amounts are not paid by the trust for any reason, or if the trust’s assets become insufficient to pay any required amounts.

10. Governing Laws & Notices

Section 10.01 Governing Law. This Plan shall be governed by and construed in accordance with the substantive law of the State of California without giving effect to the choice of law rules of the State of California.

Section 10.02 Notices. All notices hereunder shall be in writing and sent by first class mail with postage prepaid. Any notice to Mattel shall be addressed to the Attention of the General Counsel at Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012. Any notice to the Participant (or Assignee) shall be addressed to the Participant (or Assignee) at the address following such party’s signature on his or her Agreement. Any party may change the address for such party herein set forth by giving written notice of such change to the other parties pursuant to this Section.

11. Miscellaneous Provisions

Section 11.01 This Plan and any Agreement executed hereunder shall not be deemed to constitute a contract of employment between an Executive and Mattel, or a Participant and Mattel, nor shall any provision restrict the right of Mattel to discharge an Executive or Participant, or restrict the right of an Executive or Participant to terminate employment.

Section 11.02 The masculine pronoun includes the feminine and the singular includes the plural where appropriate.

Section 11.03 In order to be eligible to participate in this Plan, the Participant shall cooperate with the Insurer by furnishing any and all information requested by the Insurer in order to facilitate the issuance of the Policy, including furnishing such medical information and taking such physical examinations as the Insurer may deem necessary. In the absence of such cooperation, Mattel shall have no further obligation to the Participant to allow him to begin participation in the Plan.

Section 11.04 If a Participant commits suicide within two years of the Participant Policy’s issue, or if the Participant makes any material misstatement of information or nondisclosure of medical history and dies within two years of the Participant’s Policy’s issue, then no benefits will be payable to the beneficiary of such Participant (or Assignee).

12. Amendment, Termination, Administration, and Successors

Section 12.01 Amendment. This Plan may be modified or amended by Mattel at any time, but an amendment that affects the rights, benefits or obligations of a Participant (or Assignee) for whom Mattel’s obligation to pay premiums has become irrevocable under Section 7.02 will not apply to such Participant (or Assignee) unless such Participant (or Assignee) consents, in writing, to the amendment.

Section 12.02 Termination. The Directors of Mattel may terminate the Plan at any time, but no such termination shall affect the rights, benefits or obligations of a Participant (or Assignee) for whom Mattel’s obligation to pay premiums has become irrevocable under Section 7.02 unless such Participant (or Assignee) consents, in writing, to such termination.

Section 12.03 Administration. This Plan shall be administered by the Plan Administrator. The Plan Administrator shall have the authority to make, amend, interpret, and enforce all rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan in the Plan Administrator’s sole discretion. In the administration of this Plan, the Plan Administrator from time to time may employ agents and delegate to them or to others (including Executives) such administrative duties as it sees fit. The Plan Administrator from time to time may consult with counsel, who may be counsel to Mattel. The decision or action of the Plan Administrator (or its designee) with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan shall be final and conclusive and binding upon all persons having any interest in the Plan. Mattel shall indemnify and hold harmless the Plan Administrator and any Executives to whom administrative duties under this Plan are delegated, against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Plan Administrator.

Section 12.04 Successors. The terms and conditions of this Plan shall inure to the benefit of and bind Mattel and the Participant and their successors, assignees, and representatives.

13. Claims Procedure; Plan Information

Section 13.01 Named Fiduciary. The Plan Administrator is hereby designated as the named fiduciary under this Plan. The named fiduciary shall have authority to control and manage the operation and administration of this Plan.

Section 13.02 Claims Procedures. Any controversy or claim arising out of or relating to this Plan shall be filed with the Plan Administrator, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012, Attention: Secretary. The Plan Administrator shall make all determinations concerning such claim. Any decision by the Plan Administrator denying such claim shall be in writing and shall be delivered to all parties in interest in accordance with the notice provisions of Section 10.02 hereof. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. This notice of denial of benefits will be provided within 90 days of the Plan Administrator’s receipt of the claimant’s claim for benefits. if the Plan Administrator fails to notify the claimant of its decision regarding the claim, the claim shall be considered denied, and the claimant then shall be permitted to proceed with the appeal as provided in this Section.

A claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his/her claim by filing a written statement of his/her position with the Plan Administrator no later than sixty (60) days after receipt of the written notification of such claim denial. The Plan Administrator shall schedule an opportunity for a full and fair review of the issue within thirty (30) days of receipt of the appeal. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

Following the review of any additional information submitted by the claimant, either through the hearing process or otherwise, the Plan Administrator shall render a decision on the review of the denied claim in the following manner:

a. The Plan Administrator shall make its decision regarding the merits of the denied claim within 60 days following receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Plan Administrator shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

b. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.